Exhibit 99.1

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Weyerhaeuser Announces Election of David Bozeman to Board of Directors

FEDERAL WAY, Wash. (Jan. 30, 2015) - Weyerhaeuser Company (NYSE: WY) today announced that David P. Bozeman, 46, has been elected as a member of the company’s board of directors, effective Feb. 12, 2015. Bozeman currently serves as senior vice president of Caterpillar Inc. with responsibility for the Caterpillar Enterprise System Group, a position he has held since May of 2013.

“We are very pleased to welcome Dave to the Weyerhaeuser board of directors,” said Charles R. Williamson, chairman of the board of directors. “Dave brings a wealth of valuable manufacturing experience and a global perspective to Weyerhaeuser, having held senior executive positions with industry-leading organizations like Caterpillar and Harley-Davidson.”

Prior to his current role, Bozeman served in other leadership positions with Caterpillar, including vice president of the Integrated Manufacturing Operations Division and vice president of the Core Components Business Unit. Before joining Caterpillar, he served as vice president of Advanced Manufacturing for Harley Davidson Motor Company.

About Weyerhaeuser
Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control nearly 7 million acres of timberlands, primarily in the U.S., and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood and cellulose fibers products. Our company is a real estate investment trust. In 2014, our continuing operations generated $7.4 billion in sales and employed approximately 12,800 people who serve customers worldwide. We are listed on the Dow Jones World Sustainability Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.